UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   McGarr, Joseph W.
   120 Tredegar Street
   Richmond, VA  23219
   USA
2. Issuer Name and Ticker or Trading Symbol
   Fort James Corporation
   FJ
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   APRIL 30, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President, Strategy
7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
COMMON STOCK               |4/30/9|M   | |1748              |A  |$27.69     |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |4/30/9|M   | |1473              |A  |$29.22     |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |4/30/9|M   | |711               |A  |$22.97     |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |4/30/9|M   | |2032              |A  |$15.88     |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK               |4/30/9|S   | |564               |D  |$48.88     |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |4/30/9|S   | |5400              |D  |$48.63     |77885              |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |      |    | |                  |   |           |6797               |I     |401K PLAN                  |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
EMPLOYEE STOCK OPTION |$27.69  |4/30/|M   | |1748       |D  |(1)  |1/17/|COMMON STOCK|1748   |       |0           |D  |            |
(RIGHT TO BUY)        |        |98   |    | |           |   |     |99   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
EMPLOYEE STOCK OPTION |$29.22  |4/30/|M   | |1473       |D  |(2)  |7/1/9|COMMON STOCK|1473   |       |0           |D  |            |
(RIGHT TO BUY)        |        |98   |    | |           |   |     |9    |            |       |       |            |   |            |
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EMPLOYEE STOCK OPTION |$22.97  |4/30/|M   | |711        |D  |9/1/9|9/2/0|COMMON STOCK|711    |       |0           |D  |            |
(RIGHT TO BUY)        |        |98   |    | |           |   |5    |0    |            |       |       |            |   |            |
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EMPLOYEE STOCK OPTION |$15.88  |4/30/|M   | |2032       |D  |(3)  |5/24/|COMMON STOCK|2032   |       |0           |D  |            |
(RIGHT TO BUY)        |        |98   |    | |           |   |     |04   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1)  EXERCISEABLE IN ONE-THIRD ANNUAL INCREMENTS BEGINNING
1/16/92.
(2)  EXERCISABLE IN ONE-THIRD ANNUAL INCREMENTS BEGINNING
6/30/92.
(3)  1016 ON 5/23/96 AND 1016 ON
5/23/97.
SIGNATURE OF REPORTING PERSON
CLIFFORD A. CUTCHINS, IV
DATE
MAY 6, 1998